410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Board of Directors Declares Quarterly Dividends

CHICAGO—(December 8, 2021)—The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today declared quarterly cash dividends of $0.27 per share of the Company’s Common Stock and $0.2025 per share of the Company’s Class B Stock.

The dividends declared will be payable on February 25, 2022 to stockholders of record at the close of business on February 11, 2022. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for eighteen consecutive years.

The Company expects to release earnings for its second quarter of fiscal 2022 after the close of the U.S. stock market on Friday, March 11, 2022 and to host an earnings discussion via webcast on Monday, March 14, 2022. Webcast participation details will be communicated via email alert and posted on the Events page of the Company’s website approximately one week prior to the call.

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Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals. To learn more about the Company, visit oildri.com.

Category: Dividends

Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515